Exhibit 23.2



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT    S


As independent public accountants, we hereby consent to the incorporation by reference in this Form 11-K of our report dated May 17, 1993 (except with respect to the matter discussed in Note 4, as to which the date is August 11, 1993) with respect to the National Community Bank of New Jersey Employees' Incentive Savings Plan (the Plan) Financial Statements as of December 31, 1992 and 1991. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 1992 or performed any audit procedures subsequent to the date of our report.



\s\ Arthur Andersen & Co.
- - ------------------------
Arthur Andersen & Co.

New York, New York
June 17, 1994